OPTION AGREEMENT

This OPTION AGREEMENT (the “Agreement”) is made as of February 5, 2010 (the “Effective Date”), between (i) Li Guifang (Hong Kong ID Number: 2621 2710 5364), a Hong Kong resident (the “Grantor”); and (ii) Wu Henian, an individual citizen of the People’s Republic of China (the “Optionee”) (each of the foregoing, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined have the meanings assigned to them in Exhibit A to this Agreement.

RECITALS

A.

The Grantor is the sole shareholder of Unitech International Investment Holdings Limited, a company organized and existing under the laws of the British Virgin Islands (“Unitech”). Unitech in turn is the sole equity holder of Leading Asia Pacific Investment Limited, a company organized and existing under the laws of the British Virgin Islands (“Leading Asia”), which in turn is the sole equity holder of Good Wealth Capital Investment Limited, a company organized and existing under the laws of Hong Kong, which in turn is the sole equity holder of Shenzhen TMK Power Industries Ltd., a wholly foreign-owned company existing under the laws of the People’s Republic of China (collectively, the “Subsidiaries”).

B.

After the date of this Agreement, Unitech and Leading Asia intend to enter into a share exchange agreement (the “Exchange Agreement”) with a United States-domiciled public reporting shell company whose securities are quoted on the over-the-counter bulletin board (the “Shell Company”). Upon consummation of the transactions contemplated by the Exchange Agreement (the “Exchange Transaction”), the Shell Company will, in exchange for the issuance of shares of the common stock of the Shell Company, acquire 100% of the issued and outstanding capital stock of Leading Asia, and, indirectly, sole ownership of the Subsidiaries.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficient of which is acknowledged by the Parties, the Parties agree as follows:

ARTICLE I
OPTION RIGHT

1.1

Option Right. The Optionee will have, during the Exercise Period, and according to the following schedule, the right and option to purchase from the Grantor, and upon the exercise of such right and option the Grantor will have the obligation to sell to the Optionee, all of Grantor’s Shares (the “Option Right”). “Grantor’s Shares” means 50,000 shares of the capital stock of the Unitech held by the Grantor. At any time after a date which is six (6) months after the date on which the resale registration statement for the Shell Company’s shares issued to the investors in an equity financing conducted concurrently with the Exchange Transaction is declared effective by the United States Securities and Exchange Commission, but before the Expiration Date (as defined below), the Optionee may exercise the Option Right to Grantor’s Shares.

1.2

Option Period. The Option Right will be exercisable by the Optionee by delivering an Exercise Notice at any time during the period (the “Exercise Period”) commencing on the earliest date on which the Option Right may be exercised pursuant to Section 1.1 (the “Initial Option Date”) and ending at 6:30 p.m. (New York time) on the fifth anniversary of the Initial Option Date (such date or the earlier expiration of the Option Right is referred to herein as the “Expiration Date”).

1.3

Exercise Process. In order to exercise the Option Right during the Exercise Period, the Optionee must deliver to the Grantor a written notice of such exercise substantially in the form attached hereto as Exhibit B (the “Exercise Notice”) to such address or facsimile number set forth therein. The Exercise Notice will indicate the number of the Grantor’s Shares as to which the Optionee is then exercising its Option Right and the aggregate Option Price. Provided the Exercise Notice is delivered in accordance with Section 6.2 to the Grantor on or prior to 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Option Right will be the date of such delivery of such Exercise Notice. In the event the Exercise Notice is delivered after 6:30 p.m. (New York time) on any day or on a date which is not a Business Day, the Exercise Date will be deemed to be the first Business Day after the date of such delivery of such Exercise Notice. The delivery of an Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Optionee to purchase and (b) on the part of the Grantor to sell, the Grantor’s Shares subject to such Exercise Notice in accordance with the terms of this Agreement.

1.4

Option Price. With respect to any exercise of the Option Right, the per-share “Option Price” will be equal to USD$0.01. Within thirty (30) days after the Expiration Date, or upon written termination and release by any Optionee of any unexercised Option Rights held by the Optionee, the Grantor will refund to the Optionee the amount of the aggregate Option Price corresponding to the Grantor’s Shares as to which there is no longer an Option Right, without interest

1.5

Delivery of the Shares. Upon the receipt of an Exercise Notice and the payment of the Option Price, the Grantor will deliver, or take all steps necessary to cause to be delivered, the Grantor’s Shares being purchased pursuant to such Exercise Notice.

ARTICLE II
ENCUMBRANCES; TRANSFERS, SET-OFF; ESCROW

2.1

Encumbrances. Upon exercise of the Option Right, the Grantor’s Shares being purchased will be sold, transferred and delivered to the Optionee free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and/or any other Encumbrance.

2.2	Lock-up; Transfers. Prior to the Expiration Date, the Grantor will not transfer to any other Person and will continue to own, free and clear of any Encumbrance, the Grantor’s Shares.

2.3	Legend. The Grantor will cause a notification to be made in the share register of Unitech language in substantially the form as follows:

“THE SHARES REGISTERED IN THE NAME OF LI GUIFANG OR REPRESENTED BY THIS CERTIFICATE, AS THE CASE MAY BE, ARE SUBJECT TO AN OPTION RIGHT WHICH PROHIBITS THEIR TRANSFER TO ANY PERSON OTHER THAN THE HOLDER OF THAT RIGHT PRIOR TO THE EXERCISE OF THE RIGHT OR ITS EXPIRATION. ANY PERSON ACCEPTING ANY INTEREST IN THE SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE OPTION AGREEMENT IN WHICH THAT OPTION RIGHT IS SET FORTH, AND THE SHARES WILL REMAIN SUBJECT TO THE OPTION RIGHT AS PROVIDED THEREIN. A COPY OF THE OPTION AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

2.4

Set-off. The Optionee will be absolutely entitled to receive all the Grantor’s Shares subject to the exercise of an Option Right, and for the purposes of this Agreement, the Grantor hereby waives, as against the Optionee, all rights of set-off or counterclaim that would or might otherwise be available to the Grantor.

ARTICLE III
PRE-EXPIRATION DATE COVENANTS

3.1

No Increase of Authorized Shares. Grantor will ensure that, prior to the Expiration Date, there will be no increase in the number of authorized shares of common or ordinary stock of Unitech without the prior written approval of the Optionee.

3.2

Access and Investigation. The Grantor will ensure that, prior to the Expiration Date and at the reasonable request of the Optionee: (a) Unitech provides the Optionee with reasonable access to the personnel and assets and to all existing books, records, work papers and other documents and information relating to Unitech, the Subsidiaries and their business; (b) Unitech provides the Optionee with such copies of existing books, records, work papers and other documents and information relating to Unitech, the Subsidiaries and their business as the Optionee may request in good faith; and (c) Unitech compiles and provides the Optionee with such additional financial, operating and other data and information relating to Unitech, the Subsidiaries and their business as the Optionee may request in good faith.

3.3	Operation of Business. Unless otherwise agreed by the Optionee in advance and in writing, the Grantor will ensure that, prior to the Expiration Date:

(a)

Unitech (i) preserves or causes to preserve intact the current business and management organization of Unitech and the Subsidiaries, (ii) keeps available the services of current officers and employees of Unitech and the Subsidiaries, (iii) uses its best efforts to maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with Unitech and the Subsidiaries;

(b)

the officers and directors of Unitech and the Subsidiaries confer regularly with the Optionee concerning operational matters and otherwise report regularly to the Optionee concerning the status of the business, condition, assets, liabilities, operations, financial performance and prospects of Unitech and/or the Subsidiaries;

(c)	The Optionee is notified immediately of any inquiry, proposal or offer from any Person relating to any purchase of any capital stock of and any investment into Unitech;

(d)

Unitech and the Subsidiaries do not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity or shares of capital stock or other securities, or (ii) repurchase, redeem or otherwise reacquire any equity or shares of capital stock or other securities;

(e)	Unitech and the Subsidiaries will not sell or otherwise issue any equity, shares of capital stock or any other securities;

(f)	Unitech and the Subsidiaries do not change any of their methods of accounting or accounting practices in any respect; and

(g)	Unitech and the Subsidiaries do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(f)” of this Section 3.3.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Grantor. The Grantor represents and warrants to the Optionee that:

(a)

Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Grantor. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Grantor, enforceable against the Grantor in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts. Neither the execution or delivery of this Agreement by the Grantor nor the fulfillment or compliance by the Grantor with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which the Grantor is subject or by which the Grantor is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Grantor or compliance with the provisions hereof by the Grantor does not, and will not, violate any provision of any Law to which the Grantor is subject or by which it is bound.

(c)

No Actions. There are no lawsuits, actions or, to the best knowledge of the Grantor, investigations, claims or demands or other proceedings pending or, to the best of the knowledge of the Grantor, threatened against the Grantor that, if resolved in a manner adverse to the Grantor, would adversely affect the right or ability of the Grantor to carry out its obligations set forth in this Agreement.

(d)

Title. The Grantor owns the Grantor’s Shares free and clear of any Encumbrance whatsoever, except as contemplated by this Agreement. The Grantor has not entered into nor is a party to any agreement that would cause the Grantor to not own the Grantor’s Shares free and clear of any Encumbrance, except as contemplated by this Agreement.

4.2	Representations and Warranties of the Optionee. The Optionee represents and warrants to the Grantor that:

(a)

Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Optionee. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Optionee, enforceable against the Optionee in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts. Neither the execution or delivery of this Agreement by the Optionee nor the fulfillment or compliance by the Optionee with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which the Optionee is subject or by which the Optionee is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Optionee or compliance with the provisions hereof by the Optionee does not, and will not, violate any provision of any Law to which the Optionee is subject or by which it is bound.

(c)

No Actions. There are no lawsuits, actions or, to the best knowledge of the Optionee, investigations, claims or demands or other proceedings pending or, to the best knowledge of the Optionee, threatened against the Optionee that, if resolved in a manner adverse to the Optionee, would adversely affect the right or ability of the Optionee to carry out its obligations set forth in this Agreement.

ARTICLE V
EVENTS OF DEFAULT AND TERMINATION

5.1

Events of Default. The occurrence at any time with respect to a Party (the “Defaulting Party”) of any of the following events will constitute an event of default (an “Event of Default”) with respect to such party:

(a)

Failure to Pay or Deliver. The failure by a Party to make, when due, any payment under this Agreement or deliver the Grantor’s Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Defaulting Party.

(b)

Breach of Agreement. The failure by a Party to comply with or perform any agreement, covenant or obligation (other than a failure described in Section 5.1(a), which will be governed by Section 5.1(a)) to be complied with or performed by such Party in accordance with this Agreement if such failure is not remedied on or before the tenth Business Day after notice of such failure is given to the Defaulting Party.

(c)

Bankruptcy. A Party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or rescinded, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it that, under applicable Law, has an analogous effect to any of the events described in clauses (1) through (7); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

5.2

Termination. If at any time an Event of Default with respect to a Party has occurred and is continuing, the other party may terminate this Agreement and deem the Expiration Date to have occurred by giving written notice to the Defaulting Party specifying the relevant Event of Default.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1

Further Assurances. Each Party will execute and/or cause to be delivered to each other Party such instruments and other documents, and will take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.2

Notices. Any notice or other communication required or permitted to be delivered to any Party will be in writing and will be deemed properly delivered, given and received upon dispatch by hand, courier or express delivery service with receipt confirmed by signature of the addressee, to the address set forth beneath the name of such Party below (or to such other address as such Party may specify in a written notice given to the other Parties):

If to the Grantor:	Guifang Li
Workshop No.10, 6/F, Hewlett Centre
No.52-54 Hoi Yuen Road, Kwun Tong
Kowloon
Hong Kong

If to the Optionee:	Henian Wu
No.2, Huawang Road, Dalang Street
Bao’an District, Shenzhen
People’s Republic of China

6.3	Time of The Essence. Time is of the essence of this Agreement.

6.4

Headings, Gender and Usage. The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement. For purposes of this Agreement: (a) the words “include” and “including” will be taken to include the words, “without limitation;” and (b) whenever the context requires, the singular number will include the plural, and vice versa; and each of the masculine, feminine and neuter genders will refer to the others.

6.5

Governing Law and Language. This Agreement, including all matters of construction, validity and performance, will in all respects be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to principles relating to conflict of laws). This Agreement is written in English and the English language will govern any interpretation of this Agreement.

6.6

Venue and Jurisdiction. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefore will be in Hong Kong, which will be deemed to be a convenient forum. Each of the Parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts in Hong Kong.

6.7

Interpretation. Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party may not be applied in connection with the construction or interpretation of this Agreement.

6.8

Successors and Assigns. Each of the Parties will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the Optionee, Grantor and their respective successors and assigns.

6.9	Waiver.

(a)

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)

No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

6.10

Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

6.11

Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

6.12

Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

6.13	Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

GRANTOR:

LI GUIFANG,
a resident of Hong Kong Special
Administrative Region

/S/ LI GUIFANG

OPTIONEE:

HENIAN WU,
a citizen of the People’s Republic of China

/S/ HENIAN WU

[Signature Page to Option Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Law” means any national, federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

EXHIBIT B

FORM OF EXERCISE NOTICE

[Date]

Li Guifang

Re:	Option Agreement dated, February 5, 2010 (the “Option Agreement”), between Li Guifang (the “Grantor”) and Henian Wu (the “Optionee”)

Dear Sir:

In accordance with Section 1.3 of the Option Agreement, the undersigned Optionee hereby provides this notice of exercise of the Option Right in the manner specified below:

(a)	The Optionee hereby exercises its Option Right with respect to 14,725,400 of the Grantor’s Shares pursuant to the Option Agreement.

(b)	The Optionee will pay the sum of $_147,254.00 to the Grantor.

(d)	Pursuant to this exercise, the Grantor will deliver the shares to _Optionee______________in accordance with the instructions attached hereto.

Dated: _______________________
Wu Henian